JW Levin Partners, LLC

9 West 57th Street, 26th Floor

New York, NY 10019

April 9, 2008

Mr. Robert Conway

Chief Executive Officer

Sharper Image Corporation

350 The Embarcadero, 6th Floor

San Francisco, CA 94105 -1218

Re: Resignation of Jerry W. Levin

Dear Bob:

The following sets forth the terms on which I will resign as the Chairman of the Board of Directors of Sharper Image Corporation (the 'Company') and as member of the Board of Directors of the Company.

  I will resign effective as of 5:00 PM EST on April 9, 2008.

  All of my expenses incurred through the date of my resignation will be reimbursed by the Company upon submission of proper documentation.

  The Company will use its best efforts to provide a release for me in any plan proposed by the Company on the same terms and conditions as that provided for the directors in office on the date of the commencement of chapter 11 proceedings.

  I will continue to be covered under the Company's directors and officers insurance policies, and such coverage will be on terms at least as favorable as those provided to the directors (as opposed to former directors) of the Company.

  I will be permitted to retain my directors discount card from the effective date of my resignation through the earlier of (i) December 31, 2008, (ii) the sale of the Company or (iii) the consummation of a plan of reorganization for the Company.

  This agreement shall not be assignable by any party without the prior written consent of the other parties hereto. This agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assign.

  Any amendment to this Agreement shall be in writing and signed by the parties hereto.

  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, including, without limitations, Section 5-1401 and 5-1402 of the New York General Obligations Law and the New York Civil Practice Laws and Rules 327(b).

  The failure of the Company or me to at anytime enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provision. No waiver of any of the provisions in this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought.

  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument. The parties hereto may deliver this Agreement by facsimile.

  This Agreement constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof.

  All amounts payable under this Agreement by the Company shall be paid in United States dollars.

If the foregoing is acceptable to you, please sign below where indicated.

Sincerely,

/s/ Jerry W. Levin

Jerry W. Levin

Accepted and agreed:

SHARPER IMAGE CORPORATION

By: /s/ Robert Conway

Name: Robert Conway

Title: CEO

Cc. Harvey Miller